Exhibit 10.2

OMNIBUS CONSENT TO PRE-PAID ADVANCE AGREEMENTS

This Omnibus Consent to Pre-Paid Advance Agreements (this “Consent” or “Agreement”) is entered into as of October 11, 2024, by and between Canoo Inc., a Delaware corporation (the “Company”), and YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), with reference to (1) that certain Pre-Paid Advance Agreement, dated July 20, 2022, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the “2022 PPA”); (2) that certain Supplemental Agreement, dated March 12, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the “March 2024 Supplemental Agreement”); (3) that certain Prepaid Advance Agreement, dated July 19, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the “July 2024 PPA”); (4) that certain Supplemental Agreement, dated August 28, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the “August 2024 Supplemental Agreement”); and (5) that certain Omnibus Consent to Pre-Paid Advance Agreements, dated September 13, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the “September 2024 Consent”). Collectively, the 2022 PPA, the March 2024 Supplemental Agreement, the July 2024 PPA, the August 2024 Supplemental Agreement, the September 2024 Consent and all other instruments, notes, agreements or other documents or items executed or delivered in connection with any of the foregoing are referred to as the “Financing Documents.” Capitalized terms not otherwise defined herein have the same definitions set forth in the July 2024 PPA.

By this Consent, the Company and the Investor have agreed to the following terms:

1.	ATM Offerings. Pursuant to Section 7.15 of the 2022 PPA and Section 7.15 of the July 2024 PPA, the Company is not permitted to enter into any Variable Rate Transaction without the prior written consent of the Investor. The Investor hereby consents to the Company continuing to utilize the at-the-market offering pursuant to that certain Equity Distribution Agreement, dated September 13, 2024, by and between the Company and Northland Securities, Inc. (“Northland,” and such at-the-market offering, the “ATM Offering”), subject to the following conditions:

a.	Solely with respect to the period beginning on October 11, 2024 and ending at the close of business on November 22, 2024 (such time period, the “Applicable ATM Time Period”), the Company will be allowed to utilize the ATM Offering at its discretion; provided that, other than with respect to the remaining $262,057.90 of sales of Common Stock pursuant to the ATM Offering permitted by the September 2024 Consent, the Company and Investor shall evenly split 50%/50% any gross proceeds receivable by the Company from sales of Common Stock pursuant to the ATM Offering during the Applicable ATM Time Period (the “Proceeds Split”); provided further that any further sales under the ATM Offering subsequent to the Applicable ATM Time Period will require the Investor’s prior written consent, which consent by the Investor to any further sales under the ATM Offering subsequent to the Applicable ATM Time Period may be granted at any time by the Investor to the Company via e-mail correspondence.

b.	The Parties hereby acknowledge and agree that any amounts received by the Investor pursuant to the Proceeds Split shall be deemed as an Optional Repayment (as defined in each of the 2022 PPA and the July 2024 PPA, respectively) and that such proceeds shall first reduce any amounts outstanding under Prepaid Advance(s) related to the 2022 PPA and, after there is no amount outstanding under the 2022 PPA, then such ATM Offering proceeds shall then reduce any amounts outstanding under Prepaid Advance(s) related to the July 2024 PPA. The Investor hereby waives any prior notice period required for an Optional Repayment under any of the Financing Documents solely in connection with amounts received by the Investor pursuant to the Proceeds Split.

c.	Prior to the first sale of Common Stock pursuant to the ATM Offering during the Applicable ATM Time Period, the Company shall irrevocably authorize and direct Northland in writing to pay all proceeds owed to the Investor related to the ATM Offering pursuant to this Consent directly to the Investor, and the Company shall take all other steps reasonably required by Northland to facilitate such direct payments, including directing Northland to remit such proceeds payable to the Investor pursuant to this Consent no less frequently than once per calendar week (if any such sales occurred during a given calendar week).

2.	Amendments to Certain Provisions.

a.	Section 1.1(c) of the March 2024 Supplemental Agreement shall be deleted in its entirety and replaced with the following:

Section 1.1(c)      If, any time after April 12, 2024, and from time to time thereafter, (i) the VWAP is less than $1.85 per share (the “Trigger Price”) for at least five (5) Trading Days during a period of seven (7) consecutive Trading Days, or (ii) the Company has issued substantially all of the Common Shares available under the Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then, upon notice from the Investor, the Company shall make monthly repayments of all outstanding Pre-Paid Advance in the amount set forth in this section beginning on the 10th calendar day after the Triggering Date and continuing on the same day of each successive calendar month until the entire amount of all such Pre-Paid Advance balances shall have been paid or until the payment obligation ceases in accordance with this section. Each monthly payment shall be in an amount equal to the sum of (i) $12,500,000 in principal amount (or the remaining outstanding principal balance, if less), (ii) the Redemption Premium in respect of such principal amount, and (iii) accrued and unpaid interest in respect of such amount as of each monthly payment date. The obligation of the Company to make monthly payments hereunder shall cease (with respect to any payment that has not yet come due) if any time after the Triggering Date (i) the Exchange Cap no longer applies, and (ii) the VWAP is greater than the Trigger Price for a period of five (5) consecutive Trading Days, unless a subsequent Triggering Date occurs.

b.	Section 1.1(e) of the March 2024 Supplemental Agreement shall be deleted in its entirety and replaced with the following:

Section 1.1(e)      The Maturity Date in respect of this Tenth Pre-Paid Advance shall be the 12-month anniversary of the Pre-Advance Date of this Tenth Pre-Paid Advance.

3.	Effect; Continuing Validity. Except as specifically set forth herein, the terms and conditions of the Financing Documents shall remain unmodified and are hereby ratified by the parties. The Company acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all terms, conditions and provisions of the Financing Documents shall continue in full force and effect and remain unaffected and unchanged. This Agreement in no way acts as a release or relinquishment of, and in no way affects, the Investor’s rights created by or arising under the Financing Documents. Such rights are hereby ratified, confirmed, renewed and extended in all respects by the Company. The Financing Documents, and all of the Investor’s rights and remedies thereunder and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the Investor.

4.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement. No waiver of any provision of this Agreement shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

IN WITNESS WHEREOF, the Company and the Investor have caused this Omnibus Consent to be duly executed by a duly authorized representative as of the date first written above.

COMPANY:
CANOO INC.

By:	/s/ Greg Ethridge
Name:	Greg Ethridge
Title:	Chief Financial Officer

INVESTOR:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By:	/s/ Troy J. Rillo
Name:	Troy J. Rillo
Title:	Authorized Signatory